EXHIBIT 10(i)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of C.M. Life Insurance Company and

Contract owners of C.M. Multi-Account A:

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 33-61679 on Form N-4 of our report dated March 31, 2006 with respect to the statement of assets and liabilities of C.M. Multi-Account A as of December 31, 2005 and the related statements of operations and changes in net assets and the financial highlights for each period in the two-year period then ended and of our report dated February 24, 2006 with respect to the statutory statement of financial position of C.M. Life Insurance Company as of December 31, 2005 and 2004 and the related statutory statements of income, changes in shareholder’s equity, and cash flows for the years then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated March 31, 2006, refers to other auditors whose report on the financial highlights of C.M. Multi-Account A for each year in the three-year period ended December 31, 2003, dated February 23, 2005, expressed an unqualified opinion on those statements.

Our report dated February 24, 2006 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, our report refers to other auditors whose report on the statutory financial statements of C.M. Life Insurance Company for the year ended December 31, 2003, dated March 5, 2004 (except with respect to the matter discussed in Note 14, as to which the date is March 14, 2005), expressed an unqualified opinion on those statements and included explanatory language that described the use of statutory accounting practices, which practices differ from accounting principles generally accepted in the United States of America, and the adoption, effective January 1, 2003, of Statement of Statutory Accounting Principles No. 86, “Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions.”

/s/ KPMG LLP

Hartford, Connecticut

April 21, 2006